CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2023, relating to the financial statements and financial highlights of Atlas U.S. Tactical Income Fund, Inc., for the year ended September 30, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Fund Policies” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania January 29, 2023

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board